Exhibit 3.4

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PERSHING SQUARE SPARC HOLDINGS, LTD.

[●], 2023

Pershing Square SPARC Holdings, Ltd., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1.

The name of the Corporation is “Pershing Square SPARC Holdings, Ltd.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 3, 2021. The Corporation filed an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on November 19, 2021. The Corporation filed a second amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on May 25, 2022 (the “Current Certificate”).

2.

This Third Amended and Restated Certificate of Incorporation (the “Third Amended and Restated Certificate”), which both restates and amends the provisions of the Current Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3.	This Third Amended and Restated Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of Delaware.

4.	The text of the Current Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Pershing Square SPARC Holdings, Ltd. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 510,000 shares, consisting of (a) 500,000 shares of common stock (the “Common Stock”) and (b) 10,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2 Preferred Stock. The board of directors of the Corporation (the “Board”) is hereby expressly authorized to provide, out of the unissued shares of the Preferred Stock, for the issuance of one or more series of Preferred Stock, and to establish from time to time the number of shares to be included in each such series and to fix the voting powers, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this third amended and restated certificate of incorporation, as amended and/or restated from time to time and including any Preferred Stock Designation (collectively, this “Third Amended and Restated Certificate”), the holders of the Common Stock shall exclusively possess all voting power with respect to the capital stock of the Corporation.

(ii) Except as otherwise required by law or this Third Amended and Restated Certificate, on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote, the holders of shares of Common Stock, as such, shall be entitled to one vote for each such share.

(iii) Except as otherwise required by law or this Third Amended and Restated Certificate, at any annual or special meeting of the stockholders of the Corporation, holders of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Third Amended and Restated Certificate, holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Third Amended and Restated Certificate or the DGCL.

(b) Adjustments to Common Stock.

(i) Upon entering into a definitive agreement (a “Definitive Agreement”) with respect to the Corporation’s initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”), the Corporation shall, subject to the terms of that certain SPAR Rights Agreement, dated [●], 2023, by and between the Corporation and Continental Stock Transfer & Trust, Inc., as SPAR rights agent (the “SPAR Agreement”), publicly announce the final exercise price (the “Final Exercise Price”) per share of Common Stock issuable upon the exercise of the Corporation’s special purpose acquisition rights (“SPARs”).

(ii) In the event the Final Exercise Price exceeds $10.00, then, prior to the time at which any additional shares of Common Stock are issued, the Corporation shall carry out a combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Common Stock such that the number of shares of Common Stock outstanding immediately following such event is equal to (A) the aggregate purchase price paid for the shares of Common Stock outstanding immediately prior to such event, divided by (B) the Final Exercise Price.

(c) Dividends. Dividends may be declared on the Common Stock in the discretion of the Board. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the provisions of Article IX hereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared with respect to such series of Common Stock by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and the holders of shares of Common Stock shall share equally on a per share basis in such dividends and distributions.

(d) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, and the provisions of Article IX hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, or series, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof. The holders of the Corporation’s SPARs shall, as such, have no rights as stockholders or pursuant to this Third Amended and Restated Certificate, including during the period in which a SPAR has been validly exercised but prior to the consummation of the Business Combination.

ARTICLE V

DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Third Amended and Restated Certificate or the Bylaws (the “Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Third Amended and Restated Certificate.

Section 5.2 Number, Election and Term. The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board. Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. A director shall hold office until the annual meeting following his or her appointment, and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.3 Newly Created Directorships and Vacancies. Newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office until the annual meeting following his or her appointment, and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Except as otherwise required by this Third Amended and Restated Certificate, any or all of the directors may be removed from office at any time, with or without cause, and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Third Amended and Restated Certificate, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Third Amended and Restated Certificate relating to the rights of the holders of any outstanding series of Preferred Stock, from and after the time of the Business Combination, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Third Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Third Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

(e) To the extent an indemnitee has rights to indemnification, advancement of expenses and/or insurance provided by Pershing Square SPARC Sponsor, LLC, the Corporation’s sponsor (“Sponsor”), or its affiliates as applicable, (i) the Corporation shall be the indemnitor of first resort (i.e., that its obligations to an indemnitee are primary and any obligation of Sponsor or its affiliates, as applicable, to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an indemnitee are secondary), (ii) the Corporation shall be required to advance the full amount of expenses incurred by an indemnitee and shall be liable for the full amount of all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) to the extent legally permitted and as required by the terms of this Third Amended and Restated Certificate, the Bylaws and the agreements to which the Corporation is a party, without regard to any rights an indemnitee may have against Sponsor or its affiliates, as applicable, and (iii) the Corporation irrevocably waives, relinquishes and releases Sponsor and its affiliates, as applicable, from any and all claims against them for contribution, subrogation or any other recovery of any kind in respect thereof. No advancement or payment by Sponsor or its affiliates, as applicable, on behalf of an indemnitee with respect to any claim for which an indemnitee has sought indemnification from the Corporation shall affect the foregoing, and the Sponsor and its affiliates, as applicable, shall have a right of contribution and be subrogated to the extent of such advancement or payment to all of the rights of recovery of an indemnitee against the Corporation.

ARTICLE IX

BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

Section 9.1 General. The provisions of this Article IX shall apply during the period commencing upon the effectiveness of this Third Amended and Restated Certificate and terminating upon the consummation of the Corporation’s Business Combination (the “Closing”) or the earlier liquidation of the Corporation.

Section 9.2 Escrow Account. The Corporation shall maintain at least $5,000,001 in a segregated cash account.

Section 9.3 Special Purpose Acquisition Rights; Custodial Account; Dissolution.

(a) The Corporation shall distribute its SPARs (the “Distribution”) for no cost and in the manner specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission (the “SEC”) on November 26, 2021, as amended (the “Registration Statement”), and shall do so no earlier than the time at which the Registration Statement is declared effective by the SEC.

(b) SPAR holders (“SPAR Holders”) shall have, upon the terms of and subject to the SPAR Agreement, the opportunity to elect to have SPARs held by them to be exercised upon the Closing, and may make such election during a period which will (i) begin no earlier than the time at which (A) the Depository Trust Company (“DTC”) has approved the SPARs as a DTC-eligible security able to be settled and cleared through DTC, (B) the SPARs have been approved for listing on the OTCQX Best Market (or such other over-the-counter market or other exchange as the Corporation deems suitable, in the event that the SPARs are not able to be quoted on the OTCQX Best Market), and (C) the Disclosure Period Closing Conditions (as defined in the Registration Statement) have been satisfied, and the registration statement relating to the Business Combination has been declared effective by the Commission and transmitted to SPAR Holders and (ii) be no fewer than 20 Business Days (such period, the “SPAR Holder Election Period”). The Corporation may, in its sole discretion, extend or postpone the SPAR Holder Election Period, subject to the limitations set forth in Section 9.3(c) below. The proceeds received by the Corporation upon the submission of exercise payments by SPAR Holders during the SPAR Holder Election Period shall be deposited in a custodial account (the “Custodial Account”), established for the benefit of the SPAR Holders who have duly elected to exercise their SPARs and submitted payment therefor (“Electing SPAR Holders”), pursuant to a custodial agreement as described in the Registration Statement.

(c) The funds held in the Custodial Account shall be, at the Corporation’s election to be announced no later than the effective date of the registration statement relating to the Business Combination (i) held in cash or (ii) invested in U.S. Treasury obligations with a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act of 1940, as amended, and, other than the withdrawal of any interest to pay taxes, no funds will be released from the Custodial Account until the earliest to occur of (A) the Closing, (B) a decision by the Board, during the period following the SPAR Holder Election Period and before the Closing, not to proceed with the Closing, (C) the date that is ten (10) months following the date on which the initial SPAR Holder Election Period begins, (D) the date that is ten (10) years from the date on which the Distribution commenced (any of the foregoing (B), (C) and (D), a “Termination”) or (E) in the event of a Revocation (as defined below).

(d) In the event of a Termination, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, pay or cause to be paid to the holder in respect of each SPAR for which an election to exercise and validly submitted payment has been received by the Corporation, the quotient of (A) the aggregate amount then on deposit in the Custodial Account, including interest, if any, not previously released to the Corporation to pay taxes, divided by (B) the total number of SPARs for which an election to exercise and validly submitted payment has been received by the Corporation, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. In no other circumstances shall a SPAR holder have any right or interest of any kind in or to distributions from the Custodial Account. No holder of the capital stock of the Corporation shall have any interest in or to the Custodial Account.

Section 9.4 Materially Adverse Amendments.

(a) A “Materially Adverse Amendment” is any amendment to (i) this Third Amended and Restated Certificate of Incorporation, (ii) the SPAR Agreement or (iii) a Definitive Agreement that, in the good-faith, reasonable judgment of the Corporation’s independent directors, would have a materially adverse impact on SPAR Holders, subject to this Section 9.4. The independent directors of the Corporation shall assess any amendment to such documents to determine whether such amendment constitutes a Materially Adverse Amendment.

(b) Prior to the SPAR Holder Election Period, SPAR Holders, as such, will have no rights in connection with Materially Adverse Amendments to this Third Amended and Restated Certificate or to the Definitive Agreement. During the SPAR Holder Election Period and prior to the Closing, if the Corporation makes a Materially Adverse Amendment, the Corporation shall cause all previous elections for SPARs to be revoked, return all funds from the Custodial Account that were tendered at the Final Exercise Price in connection with such election (a “Revocation”), and hold or re-open the SPAR Holder Election Period for an additional 20 Business Days.

(c) Any amendments to the Definitive Agreement entered into during the Closing Period that are made in order to raise additional funds to satisfy financing or other closing conditions set forth in the Definitive Agreement will not be deemed Materially Adverse Amendments, provided that (i) any such additional funds are raised through the sale of Public Shares (as defined in the Registration Statement) to third parties or related parties at a price no lower than the Final Exercise Price and (ii) (A) the sum of the number of Public Shares to be sold in such transactions and the number of Public Shares to be issued pursuant to Elected SPARs (as defined in the Registration Statement) does not exceed (B) the number of Public Shares that would be issuable upon the exercise of all issued SPARs.

Section 9.5 Corporate Governance. The Corporation shall comply with the corporate governance standards set forth in the Section 303A of the listing rules of the New York Stock Exchange, without giving effect to any available exemptions for “controlled companies.”

Section 9.6 Material Affiliate Transaction/Business Combination Approval. The Corporation shall not enter into any material transaction with an affiliate of the Corporation (a “Material Affiliate Transaction”) or any Definitive Agreement unless such Material Affiliate Transaction or Definitive Agreement has been approved by a majority of the disinterested independent directors of the Corporation.

Section 9.7 Fairness Opinion. In the event the Corporation enters into a Definitive Agreement, the Corporation, or a committee of the disinterested independent directors of the Corporation, shall, prior to executing a Definitive Agreement, seek to obtain an opinion from an independent accounting firm or an independent investment banking firm that is a member of the Financial Industry Regulatory Authority that the Business Combination is fair to the Corporation from a financial point of view.

Section 9.8 No Transactions with Other Blank Check Companies. The Corporation shall not enter into an Business Combination with another blank check company or a similar company with nominal operations.

Section 9.9 Minimum Value of Target. The Corporation’s Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of the proceeds that would be received from the exercise, at the Final Exercise Price, of all SPARs outstanding as of the time that the Corporation enters into the Definitive Agreement.

ARTICLE X

CORPORATE OPPORTUNITY

To the fullest extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers, directors, stockholders or other fiduciaries, or any of their respective affiliates, and the Corporation renounces any interest or expectancy in, and any expectancy that any of the directors, officers, stockholders or other fiduciaries of the Corporation, or any of their respective affiliates, will offer, any such corporate opportunity of which he, she or it may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation only with respect to a corporate opportunity that was offered to such person solely and exclusively in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue, and to the extent the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

ARTICLE XI

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change, add or repeal any provision contained in this Third Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Third Amended and Restated Certificate and the DGCL; and except as set forth in Article VIII, all rights, powers, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Third Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE XII

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 12.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or this Third Amended and Restated Certificate or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (d) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any action (i) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (ii) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (iii) for which the Court of Chancery does not have subject matter jurisdiction, or (iv) arising under the Securities Act of 1933, as amended, as to which the federal district courts of the United States of America shall be the exclusive forum. Notwithstanding the foregoing, the provisions of this Section 12.1 will not apply to suits brought to enforce any duty or liability created by the Exchange Act, claims under state securities laws or any other claim for which the federal courts have exclusive jurisdiction.

Section 12.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 hereof is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 hereof (an “FSC Enforcement Action”) and (b) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XIII

SEVERABILITY

If any provision or provisions (or any part thereof) of this Third Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Third Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Third Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (b) the provisions of this Third Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Third Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature Page Follows]

IN WITNESS WHEREOF, Pershing Square SPARC Holdings, Ltd. has caused this Third Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

PERSHING SQUARE SPARC HOLDINGS, LTD.

By:
Name:	William A. Ackman
Title:	Chief Executive Officer